Exhibit 10.1

INTERNET CAPITAL GROUP, INC.

ICG HOLDINGS, INC.

INTERNET CAPITAL GROUP OPERATIONS, INC.

AMENDED AND RESTATED LETTER OF CREDIT AGREEMENT

This AMENDED AND RESTATED LETTER OF CREDIT AGREEMENT is entered into as of December 18, 2009, by and between COMERICA BANK (“Bank”) and INTERNET CAPITAL GROUP, INC. (“ICG”), ICG HOLDINGS, INC. (“ICG Holdings”) and INTERNET CAPITAL GROUP OPERATIONS, INC. (“ICG Operations”)(ICG, ICG Holdings and ICG Operations are sometimes referred to, individually, as a “Borrower” and collectively, as the “Borrowers”).

RECITALS

Borrowers and Bank are parties to that certain Letter of Credit Agreement dated as of September 30, 2002 (as amended by that certain letter agreement dated as of October 15, 2003, that certain First Amendment to Letter of Credit Agreement dated as of October 20, 2003, that certain letter agreement dated as of October 25, 2004, that certain letter agreement dated as of November 18, 2004, that certain Second Amendment to Letter of Credit Agreement dated as of December 15, 2004, that certain Third Amendment to Letter of Credit Agreement dated as of December 15, 2005, that certain Fourth Amendment to Letter of Credit Agreement dated as of December 15, 2006, that certain Fifth Amendment to Letter of Credit Agreement dated as of December 7, 2007, and that certain Sixth Amendment to Letter of Credit Agreement dated as of December 13, 2008, the “Original Letter of Credit Agreement”). Borrower and Bank wish to amend and restate the terms of the Original Letter of Credit Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Application” has the meaning assigned in Section 2.1(b)(i).

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of ICG entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a ICG, who did not have such power before such transaction.

“Charter Documents” means, at to each Borrower, its certificate of incorporation and bylaws.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code in effect from time to time.

“Collateral” has the meaning assigned in Section 4.1.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, dividend, letter of credit or other similar obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Letter of Credit issued by Bank for the benefit of one or more Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Event of Default” means any one or more of the events specified in Article.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letters of Credit” has the meaning assigned in Section 2.1.

“Letters of Credit Fees” has the meaning assigned in Section 2.1.

“Letter of Credit Line” means aggregate Credit Extensions of up to Ten Million Dollars ($10,000,000).

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any letter of credit applications executed by any Borrower, and any other agreement entered into between any Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) of the Borrower, taken as a whole, or (ii) the ability of the Borrower to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (iii) the value of, or priority of Bank’s security interests in the Collateral.

“Obligations” means all principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to any of the Loan Documents, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any of the Loan Documents.

“Permitted Indebtedness” means:

(a) Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Subordinated Debt;

(d) Indebtedness incurred or assumed for purposes of financing all or a part of the cost of any fixed assets (including through capital leases);

(e) intercompany Indebtedness;

(f) Indebtedness under clause (iii) of the definition of Contingent Obligations in the ordinary course; and

(g) guaranties of Indebtedness permitted hereunder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Portfolio Company” or “Portfolio Companies” means Persons in which a Borrower proposes to make, or has made and retains, Investments.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means the each of the individuals or officers of each of the Borrowers listed on Schedule 1 attached hereto (as the same may be modified from time to time).

“Revolving Facility” means the facility under which Borrower may request Bank to issue Letters of Credit, as specified in Section 2.1 hereof.

“Revolving Maturity Date” means December 17, 2010.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).

“Unused Facility Fees” has the meaning assigned to it in Schedule 2.4(b).

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. LETTERS OF CREDIT AND TERMS OF PAYMENT.

2.1 Letters of Credit. Subject to and upon the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of any of the Borrowers (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the Letter of Credit Line. All Letters of Credit shall be, in form and substance, acceptable to Bank in its reasonable discretion and shall be subject to the terms and conditions of Bank’s form of standby letter of credit application and agreement (the “Application”), which each Borrower hereby agrees to execute. Bank’s fee for each Letter of Credit (“Letter of Credit Fees”) shall be equal to one half of one percent (0.5%) per annum, billed quarterly, in arrears, of the face amount of each Letter of Credit for which the reimbursement obligation is secured by the Collateral (defined below) maintained by Bank. The obligation of each Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed in accordance with the terms of this Agreement, the Applications, and such Letters of Credit. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, other than as a result of the Bank’s gross negligence or willful misconduct. Borrower shall use the Letters of Credit to support the business operations of Borrower and its Affiliates and obligations of the Portfolio Companies.

2.2 Payments. Bank shall, at its option, charge all amounts due in connection with any Letter of Credit, all Bank Expenses, and all Periodic Payments against the Collateral and/or any of Borrower’s deposit accounts with Bank. Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment at which time such payment shall be applied to reduce the Obligations unconditionally. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.3 Fees. Borrower shall pay to Bank the following:

(a) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.

(b) Unused Facility Fees. Within ten (10) days of the last day of each fiscal quarter, a fee equal to one quarter of one percent (0.25%) of the difference between the Letter of Credit Line and the Average Daily Balance during such quarter (the “Unused Facility Fees”), provided that Bank waives such fee for each quarter in which the Borrowers maintain an aggregate daily average deposit balance with Bank of at least $2,500,000 above the level required under Section 3.2(b).

2.4 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding. Borrowers may terminate this Agreement upon satisfaction of all outstanding Obligations (including Letters of Credit) and confirmation that Bank has no further obligation to make Credit Extensions hereunder.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Responsible Officer of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a copy of the Certificate of Incorporation of each Borrower, certified by the Secretary of State of such Borrower’s incorporation;

(d) a good standing certificate for each Borrower, issued by the Secretary of State of the state of such Borrower’s incorporation;

(e) payment of the fees and Bank Expenses then due and payable as specified in Section 2.3 hereof; and

(f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Application as provided in Section 2.1(b)(i);

(b) the value of the Collateral equals or exceeds the amount of the proposed Credit Extension; and

(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Application and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower shall maintain (i) a deposit account with Bank, (ii) one or more certificates of deposit issued by Bank, or (iii) other mutually acceptable forms of property in an amount equal to or greater than one hundred percent (100%) of the aggregate face amount of all outstanding Letters of Credit. Such deposit account, certificate or certificates of deposit and property, together with all proceeds thereof, interest paid thereon, and substitutions therefor, and all accounts, securities, instruments, securities entitlements and financial assets arising out of any of the foregoing, including without limitation Account No. 1892019207 maintained with Bank shall constitute the “Collateral”. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral, in order to secure prompt repayment of any and all Obligations. Borrower authorizes Bank to execute and/or file such documents, and take such actions, as Bank determines reasonable to perfect its security interest in the Collateral. Such security interest constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in the Collateral acquired after the date hereof. Upon maturity of the Collateral in accordance with its terms, or in the event the Collateral otherwise becomes payable during the term of this Agreement, such maturity Collateral may be presented for payment, exchange, or otherwise marketed by Bank on behalf of Borrower and the proceeds therefrom used to purchase a certificate of deposit issued by Bank in which Bank has a first priority security interest, provided that, as long as an Event of Default is not then continuing, Bank shall pay such proceeds to Borrower as long as the aggregate value of the Collateral that remains in an account with Bank or an Affiliate of Bank in which Bank retains a first priority security interest is at least equal to one hundred percent (100%) of the aggregate face amount of the outstanding Letters of Credit. Subject to the preceding sentence, Bank shall retain such successor collateral as Collateral securing the Obligations for so long as any Obligations are outstanding.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents), at its expense, shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation, duly existing under the laws of Delaware and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property required that it be so qualified, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents and the request for each Letter of Credit hereunder are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any of Borrowers’ Charter Documents, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound, which default could reasonably be expected to result in a Material Adverse Effect.

5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens (other than the Lien in favor of the Bank).

5.4 Charter Documents. On the Closing Date, each Charter Documents is in full force and effect in the form presented to the Bank.

5.5 Name; Location of Chief Executive Office. Borrower has not done business under any name other than that specified on the signature page hereof or by notice delivered in accordance with this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or as updated in accordance with this Agreement.

5.6 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.7 No Material Adverse Change in Financial Statements. All consolidated financial statements of ICG that Bank has received fairly present in all material respects ICG’s financial condition as of the date thereof and ICG’s consolidated results of operations for the period then ended. There has not been a Material Adverse Effect since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.9 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could reasonably be expected to result in a Material Adverse Effect.

5.10 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein, except where the failure to file, pay or make adequate provision could not reasonably be expected to result in a Material Adverse Effect.

5.11 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to obtain such consents, approvals and authorizations, make such declarations or filings or give such notices could not reasonably be expected to result in a Material Adverse Effect.

5.12 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to result in a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. ICG shall deliver to Bank:

(a) as soon as available, but in any event within sixty (60) days after the last day of each fiscal quarter ending March 31, June 30, and September 30, Form 10-Q filed or required to be filed with the Securities and Exchange Commission;

(b) as soon as available, but in any event within one hundred (100) days after the end of ICG’s fiscal year, Form 10-K filed or required to be filed with the Securities and Exchange Commission;

(c) copies of all statements, reports and notices sent or made available generally by ICG to its security holders or to the Securities and Exchange Commission or any other department or agency of the United States;

(d) with each filing delivered under Section 6.3(a) or (b), a Compliance Certificate in substantially the form of Exhibit A attached hereto;

(e) promptly upon receipt of notice thereof, a report of any legal actions pending or to ICG’s knowledge threatened , against any Borrower that is reasonably likely to result in damages or costs to such Borrower of Five Million Dollars ($5,000,000) or more; and

(f) such other financial information as Bank may reasonably request from time to time.

6.4 Taxes. Each Borrower shall make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.5 Insurance. Borrower shall maintain insurance relating to Borrower’s business in amounts and of a type that are customary to businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies and in such amounts as may be reasonably satisfactory to Bank.

6.6 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without the prior written consent of Bank:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of the Collateral.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of formation; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization where the Borrower is not the surviving entity, or acquire all or substantially all of the capital stock or property of another Person, other than Portfolio Companies. Notwithstanding the foregoing, this Section 7.3 shall not apply to (i) transactions in which all outstanding Obligations are satisfied in full concurrent with the closing of that transaction, and any commitment by Bank to make any additional Credit Extensions is terminated, and (ii) cash investments into and acquisition of Portfolio Companies made in the ordinary course of such Borrower’s businesses.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of Collateral (other than the Lien in favor of the Bank).

7.6 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than any other Borrower) except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.7 Subordinated Debt. Make any payment in respect of any Subordinated Debt except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.8 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. If a Borrower fails to pay, when due, any of the Obligations hereunder;

8.2 Covenant Default. If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof;

8.3 Borrower Composition. If a Borrower is dissolved or any action is taken to effect such dissolution, or if a Borrower’s existence is otherwise terminated or any action is taken to effect such termination;

8.4 Material Adverse Effect. If any circumstance occurs that could reasonably be expected to have a Material Adverse Effect;

8.5 Attachment. If any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon the Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6 Insolvency or Bankruptcy. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000) or which could have a Material Adverse Effect;

8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank; or

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document;

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the documents evidencing the Collateral if Bank so requires, and to make such documents available to Bank as Bank may designate;

(d) Set off and apply to the Obligations any and all (i) Collateral, (ii) balances and deposits of Borrower held by Bank, or (iii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(e) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate; and

(f) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2 Right of Setoff; Deposit Accounts. Upon and after the occurrence of an Event of Default, Bank is hereby authorized by each Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the Obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to a Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.

9.3 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (b) dispose of any Collateral in accordance with Section 9.1; and (c) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.4 Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to a Borrower: (a) make payment of the same or any part thereof; or (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	c/o Internet Capital Group, Inc. c/o Internet Capital Group Operations, Inc. 690 Lee Road, Suite 310 Wayne, PA 19087 Attn: Chief Financial Officer FAX: (610) 727-6901

and

c/o ICG Holdings, Inc. 56 W. Main Street, Suite 212A Christiana, DE 19702 Attn: General Manager FAX: (302) 292-3972

If to Bank:	Comerica Bank m/c 7512 39200 Six Mile Rd. Livonia, MI 48152 Attn: National Documentation Services

with a copy to:	Comerica Bank 1000 Winter Street, Suite 3600 Waltham, MA 02451 Attn: William Schlosser FAX: (781) 487-5178

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. A notice given to a party hereunder shall be effective regardless of whether a copy of such notice is given to any other Person.

11. CO-BORROWERS.

11.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Applications.

11.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

11.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of all Borrowers, and to apply to Bank on behalf of each Borrower for Letters of Credit, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

11.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 11.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 11.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

11.5 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

11.6 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

11.7 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

11.8 Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower, other than Permitted Indebtedness, is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submit to the jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California for the purposes of this Agreement. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

13. REFERENCE PROVISION.

13.1 In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

13.2 With the exception of the items specified in Section 13.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court in the County where the real property involved in the action, if any, is located or in a County where venue is otherwise appropriate under applicable law (the “Court”).

13.3 The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of selfhelp remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Agreement does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this Agreement.

13.4 The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.

13.5 The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

13.6 The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.7 Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.8 The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.9 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.10 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

14. GENERAL PROVISIONS.

14.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to any Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

14.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s bad faith, gross negligence or willful misconduct.

14.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

14.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents. The Amendment and Assumption of Pledge Agreement dated as of July 30, 2002 between ICG Holdings and Bank, the Letter of Credit Application and Security Agreement dated as of June 28, 2002 between ICG and Bank and the Letter of Credit issued for the benefit of Jamcracker’s Inc.’s landlord shall be deemed made under, and subject to, this Agreement.

14.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

14.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

14.8 Waiver. Bank and each Borrower hereby acknowledge and agree that the Revolving Maturity Date of the Agreement was December 12, 2009, upon which date all Advances and all other amounts outstanding under the Agreement were due and payable (the “Loan Payment Event”). Bank hereby waives the Loan Payment Event, in this instance only, provided, however, that such waiver does not constitute a waiver, amendment, or forbearance of Borrower’s obligation to pay the Advances and all other amounts outstanding under the Agreement on the Revolving Maturity Date, as amended by this Amendment. Furthermore, Bank does not waive any other failure by Borrower to perform any of its obligations under the Agreement or any other Loan Document.

This waiver is not a continuing waiver with respect to any failure by Borrower to perform any obligation under the Agreement or the other Loan Documents after the date of this Amendment, and Bank does not waive any obligations Borrower may have under the Agreement (as amended by this Amendment) or the other Loan Documents after the date of this Amendment, in each case including, without limitation, Borrower’s obligation to repay the Advances and all other amounts outstanding under the Agreement on the Revolving Maturity Date, as amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INTERNET CAPITAL GROUP, INC.		INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Philip A. Rooney	By:	/s/ Philip A. Rooney
Name:	Philip A. Rooney	Name:	Philip A. Rooney
Title:	Vice President, Treasury & Tax	Title:	Vice President, Treasury & Tax

ICG HOLDINGS, INC.		COMERICA BANK

By:	/s/ Philip A. Rooney	By:	/s/ William Schlosser
Name:	Philip A. Rooney	Name:	William B. Schlosser
Title:	Vice President	Title:	VP